INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
           STOCK DIVIDENDS FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND
                                 JUNE 30, 1993


                                                1994         1993
                                                ----         ----
                                           (Dollars in thousands)
Earnings:
  Net Income . . . . . . . . . . . . . . . . .$107,984   $ 76,510
  Add:
    Provision for income taxes . . . . . . . . .63,840     42,713
    Fixed charges . . . . . . . . . . . . . .  190,077    158,960

  Less:
    Capitalized interest . . . . . . . . . . .  20,738     20,292
                                               -------    -------
  Earnings as adjusted (A) . . . . . . . . .  $341,163   $257,891
                                               =======    =======

Preferred dividend requirements. . . . . . . .$  3,411   $  1,424
Ratio of income before provision
    for income taxes to net income . . . . .      159%       156%
                                               -------    -------
Preferred dividend factor on pretax
    basis. . . . . . . . . . . . . . . . . .     5,423      2,221
                                               -------    -------

Fixed Charges:
    Interest expense . . . . . . . . . . . . . 169,339    138,668
    Capitalized interest . . . . . . . . . . .  20,738     20,292
                                               -------    -------
    Fixed charges as adjusted. . . . . . . .   190,077    158,960
                                               -------    -------

Fixed charges and preferred stock
   dividends (B) . . . . . . . . . . . . . . .$195,500   $161,181
                                               =======    =======

Ratio of earnings to fixed charges
   and preferred stock dividends
   (A) divided by (B). . . . . . . . . . . . . . 1.75x      1.60x
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